Exhibit (e)(12)

JOINT CONFIDENTIALITY AGREEMENT

This Agreement (the “Agreement”) dated as of December 28, 2004 by and between Technology Flavors & Fragrances, Inc., a corporation organized under the laws of the State of Delaware, having its offices at 10 Edison Street East, Amityville, New York 11701-2814 (hereinafter referenced as “TFF’), Nautic Partners, LLC, a limited liability company organized under the laws of the State of Delaware, having its offices at 50 Kennedy Plaza, 12th Floor, Providence, Rhode Island 02903, and FFG Industries, Inc., a corporation organized under the laws of the State of Delaware, having its offices at 10 Mountainview Road, North Atrium, Upper Saddle River, New Jersey 07458 (Nautic Partners, LLC and FFG Industries, Inc. hereinafter collectively referenced as “Company”).

WHEREAS, TFF and Company (the “Parties”) are considering a possible transaction (Transaction”) with each other; and

WHEREAS, TFF possesses certain technical and business information which is proprietary to TFF which TFF wishes to disclose to the Company, and the Company wishes to receive in connection with evaluating the possible Transaction; and

WHEREAS, the Company possesses certain technical and business information which is proprietary to the Company which the Company wishes to disclose to TFF, and TFF wishes to receive, in connection evaluating the possible Transaction; and

WHEREAS, each of TFF and the Company desire to maintain the confidential and proprietary nature of the respective technical and business information to be disclosed.

NOW THEREFORE, in consideration for the mutual undertakings of TFF and the Company under this Agreement, the Parties agree as follows:

Section 1.	Definitions

1.1 The term Confidential Information shall include but not be limited to all technology, know-how, inventions, trade secrets, formulas, plans, projections, financial and marketing plans, patent applications, data, reports, interpretations, forecasts, audit reports, the identity of customers and suppliers, agreements, contracts, instruments, documents and any other information concerning the Disclosing Party, its subsidiaries and affiliates which is furnished to the Receiving Party or its Representatives, now or in the future, by or on behalf of the Disclosing Party, whether orally, in writing, on computer diskettes or through any other method. Confidential Information shall not include information that:

(a)	is or becomes known publicly through no fault of the Receiving Party; or

(b)	is learned by the Receiving Party from a third party that, to the knowledge of the Receiving Party, is not under an obligation of confidence to the Disclosing Party or another party that would prohibit the sharing of such information; or

(c)	is already known to the Receiving Party before receipt from the Disclosing Party, as can be proven by written records of the Receiving Party.

1.2 The term Disclosing Party shall mean the party hereto which discloses Confidential Information to the Receiving Party.

1.3 The term Receiving Party shall mean the party hereto to whom Confidential Information is disclosed by the Disclosing Party.

1.4 The term Representatives shall mean with regard to TFF or the Company, as the case may be, their respective affiliates and subsidiaries, and their respective, directors, officers, employees, agents, consultants, advisors and financing sources.

Section 2.	Confidentiality

2.1 (a) TFF and the Company each acknowledge and agree that in connection with the consideration of a possible Transaction, each has made, or will at its sole and absolute discretion, make available to the other and its Representatives Confidential Information. Each of TFF and the Company, as a Receiving Party, further acknowledges that such Confidential Information constitutes valuable, special and unique assets of the Disclosing Party developed at great expense which are the exclusive property of the Disclosing Party.

(b) As a condition to and in consideration of such Confidential Information being furnished to the Receiving Party and its Representatives, the Receiving Party hereby agrees, except as permitted hereunder, to use all Confidential Information solely for the purpose of evaluating a possible Transaction, and that such Confidential Information shall be kept strictly confidential and shall not, except as permitted hereunder, be disclosed by the Receiving Party or any of its Representatives to any person in any manner whatsoever. Accordingly, except as permitted hereunder, the Receiving Party and its Representatives shall not reveal, report, publish, transfer or otherwise disclose any of the Confidential Information to any person, corporation or other entity. In addition to the foregoing, the Receiving Party agrees that, except as permitted hereunder, without the prior written consent of the Disclosing Party, the Receiving Party and its Representatives will not disclose to any person the fact that the Confidential Information has been made available to it.

(c) Notwithstanding the provisions of Section 2.1(b) hereof, the Receiving Party may make any disclosure of such information to: (i) persons to which the Disclosing Party gives its prior written consent; (ii) the extent required by applicable law (upon the receipt of advice from counsel that disclosure must be made in order for a violation of law not to occur); or (iii) the Receiving Party’s Representatives who need to know the Confidential Information solely for the purpose of evaluating any such possible Transaction between TFF and the Company, and who agree to keep the Confidential Information confidential and to be bound to the provisions of the Agreement to the same extent as if they were parties hereto (it shall be understood and agreed that the Receiving Party’s Representatives shall be informed by the Receiving Party of the confidential nature of the Confidential Information and shall be directed by the Receiving Party to treat the Confidential Information confidentially). The Receiving Party further agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

Section 3.	Return of Confidential Information

The Receiving Party agrees that, at any time upon the request of the Disclosing Party for any reason, the Receiving Party will and will cause its Representatives to promptly destroy or deliver to the Disclosing Party all documents (and copies thereof) and tangible material furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party and/or reflecting any information in the Confidential Information pursuant to this Agreement. In the event of such a decision or request, all other Confidential Information possessed by the Receiving Party or its Representatives including any documents, notes, memoranda, and other writings whatsoever prepared by the Receiving Party or its Representatives based on the Confidential Information shall be destroyed and no copies thereof shall be retained and, at the request of the Disclosing Party, such destruction shall be certified in writing to the Disclosing Party by an authorized officer supervising such destruction. Notwithstanding the return or destruction of the Confidential Information, the Receiving Party and its Representatives will continue to be bound by their obligations hereunder.

Section 4.	Transfer of Rights

Nothing contained herein shall be construed as granting or implying any transfer of rights to the Receiving Party in the Confidential Information, patents on or relating to the Confidential Information or any products of the Disclosing Party or which are developed jointly by the parties hereto or by the Receiving Party which incorporates or uses any of the Confidential Information.

Section 5.	Certain Covenants

5.1 Non-Competition. Each Receiving Party agrees that, except as permitted hereunder, neither it nor its Representatives will use Confidential Information it receives to compete with the Disclosing Party.

5.2 Notification. In the event that a Receiving Party or any of its Representatives receive a request or demand to disclose all or any part of the Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or otherwise, said party agrees, if not legally prohibited, to (i) immediately notify the other party of the existence, terms and circumstances surrounding such a request so that TFF or the Company may seek a protective order or other appropriate relief or remedy or waive compliance with the terms of this letter; (ii) consult with the other party on the advisability of taking legally available steps to resist or narrow such request; and, (iii) if disclosure of such information is required, disclose such information and exercise each party’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which TFF or the Company so designates.

5.3 Non-Solicitation of Business Relationships. For a period of three (3) years after the date hereof, each party agrees, without the written consent of the other, that TFF or the Company shall not use any Confidential Information received from the other party to: (i) solicit, induce or attempt to solicit or induce any customer, supplier or other person or entity having a business relationship with the other party to cease doing business or otherwise alter its relationship with the other party; or (ii) solicit and hire or retain any person who is an employee of the other party on the date hereof, provided that Section 5.1 and the foregoing clause (ii) of this Section 5.3 shall not apply to (A) help wanted or other general forms of advertising, (B) any person who is not employed by such other party during the time that mutual consideration of a Transaction is in process, or (C) any person who has not been an employee of such other party for a period of not less than ninety (90) days immediately preceding such solicitation. It shall not be a breach of Section 5.1 or clause (i) of this Section 5.3 to engage in the activities set forth in clause (i) of this Section 5.3 on the grounds that the identity of such customer, supplier or other person or entity was contained in the Confidential Information, provided such party does not use any other Confidential Information in conducting such activities.

5.4 Securities Laws. Company acknowledges that it is aware, and that it will advise such Representatives who are informed as to the matters which are the subject to this letter, that the United States securities laws prohibit any person who has received from TFF material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of TFF or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.5 Confidential Possible Transaction. In addition, without the prior written consent of the other party, the parties hereto will not, and each of such parties will direct its Representatives not to disclose to any person either the fact that discussions are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof.

5.6 No Legal Obligation. Each party agrees that unless and until a definitive agreement between the parties with respect to any Transaction has been executed and delivered, none of the parties will be under any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of the parties hereto or their Representatives except, in the case of this letter, for the matters specifically agreed to herein, and except for those binding portions of the letter of intent dated on or about the date hereof between TFF and FFG Industries, Inc. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and TFF expressly so modifying or waiving such agreement.

Section 6.	Disclaimer

Although the Disclosing Party has endeavored to include in the Confidential Information information known to it which it believes to be relevant for the purpose of the Receiving Party’s investigation, the Receiving Party understands that neither Disclosing Party nor any of its Representatives have made or make any representation or warranty as to the accuracy or completeness of the Confidential Information. Receiving Party agrees that, except as otherwise provided in definitive Transaction documentation, neither Disclosing Party nor its Representatives shall have any liability to Receiving Party or any of its Representatives resulting from the use of the Confidential Information.

Section 7.	Consequences of Breach

The restrictions set forth in this Agreement are considered by the parties to be fair and reasonable. The Parties acknowledge that the restrictions set forth herein will not prevent either Party from being gainfully engaged in business. The Parties further acknowledge that each Party would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of this Agreement. Accordingly, the Parties agree that, in addition to and not in lieu of any other remedies available, each Party shall be entitled to equitable relief including but not limited to injunction and specific performance to secure the enforcement of the provisions of this Agreement, and shall be entitled to receive reimbursement from the other Party for all attorneys’ fees and expenses incurred by the other Party in enforcing its rights hereunder. Neither Party shall be required to post bond in connection with any equitable remedy.

Section 8.	Separable Terms and Conditions

If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable for any reason, the invalid or unenforceable provisions shall be deemed amended in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. It is hereby further agreed that said invalidity or unenforceability shall not affect the other provisions of this Agreement, and that the remaining terms and conditions or provisions hereof shall remain in full force and effect.

Section 9.	Term

Unless a different period of time is specified elsewhere in this Agreement, the parties hereto shall remain bound by the terms and provisions hereof for a period of three (3) years following the date hereof.

Section 10.	Waiver

It is understood and agreed that no failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any right, power or privilege hereunder.

Section 11.	Notices

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by nationally recognized overnight courier, or mailed by registered or certified mail, postage prepaid return receipt requested as follows:

If to TFF, one copy to:

Technology Flavors & Fragrances, Inc.

10 Edison Street East

Amityville, New York 11701

Attn: Joseph A. Gemmo, Chief Financial Officer

With a copy to:

Meyer, Suozzi, English & Klein, P.c.

1505 Kellum Place

Mineola, New York 11501

Attn: Barry R. Shapiro, Esq.

If to the Company, one copy to:

Nautic Partners, LLC

50 Kennedy Plaza, 12th Floor

Providence, Rhode Island 02903

Attn: Bernie Buonanno

Managing Director

With a copy to:

FFG Industries Inc.

10 Mountainview Road

North Atrium

Upper Saddle River, New Jersey 07663

Attn: Richard Green Jr., Senior Vice President/Chief Financial Officer

Each such notice or other communication shall be effective when delivered by hand or at the address specified in this Section 11. Any party by notice given in accordance with this Section 11 to the other party may designate another address or person for receipt of notices hereunder.

Section 12.	Entire Agreement

This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including that certain Joint Confidential Disclosure Agreement dated as of October 1, 2004 between Nautic Partners, LLC and TFF.

Section 13.	Binding Effect; No Assignment

This agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of law) by a party hereto, other than in connection with a sale of such party (whether by merger, sale of assets or stock, or other form of transaction), without the express written consent of the non-assigning party and any purported assignment, unless so consented to, shall be void and without effect.

Section 14.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Signatures sent by fax shall constitute originals.

Section 15.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws and provisions thereof. Each of parties hereto irrevocably and voluntarily submit to personal jurisdiction in the State of New York and in the Federal and state courts in such state located in the Eastern District of New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. The parties hereto agree that nay action or proceeding instituted by any of them against any other with respect to this Agreement will be instituted exclusively in the state courts located in, and in the United States District Court for, the Eastern District of New York. The Company irrevocably and unconditionally waives and agrees not to plead, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or proceeding with respect to this Agreement in any such courts.

IN WITNESS WHEREOF we have hereunto set our hands.

NAUTIC PARTNERS, LLC		TECHNOLOGY FLAVORS & FRAGRANCES, INC.

By:	/s/ FRASER PRESTON	By:	/s/ PHILIP ROSNER
	Fraser Preston		Philip Rosner
	Vice President		Chairman and CEO

Date: December 28, 2004		Date: December 28, 2004

FFG INDUSTRIES, INC.

By:	/s/ CARLO W. COLESANTI
Carlo W. Colesanti
Chairman, President and CEO

Date: December 28, 2004